McGLADREY & PULLEN, LLP
                     Certified Public Accountants and Consultants



                           CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the use of our report dated September 29, 1998, on the financial statements of Templeton World Fund and Templeton Foreign Fund, a series of Templeton Funds, Inc., referred to therein, which appears in the 1998 Annual Reports to Shareholders and which are incorporated herein by reference, in Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, File No. 2-60067, as filed with the Securities and Exchange Commission.

     We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Auditor."

                                        /s/MCGLADREY & PULLEN, LLP
                                        McGladrey & Pullen, LLP


          New York, New York
          December 29, 1998